Exhibit 10.2

Amendment Number Four to

Antigenics Inc. Directors’ Deferred Compensation Plan

Effective December 9, 2010

WHEREAS, Antigenics Inc. (“Antigenics”) sponsors the Antigenics Inc. Directors’ Deferred Compensation Plan (the “Plan”) as a mechanism to allow those members of the Antigenics board of directors (the “Board”) who are neither officers nor employees of Antigenics (“Participants”) to defer all or a portion of their compensation for service as a member of the Board; and

WHEREAS, the intent of Antigenics is to comply with all applicable provisions of the Internal Revenue Code (the “Code”) so that the deferral of compensation by a Participant under the Plan will be effective for tax purposes and not result in any accelerated taxes or penalties, including tax or penalties as may be imposed under Code Section 409A; and

WHEREAS, certain provisions of the Plan may not be fully compliant with applicable regulations promulgated pursuant to Code Section 409A; and

WHEREAS, the Board has determined that an amendment to the Plan to bring it into compliance with Code Section 409A, consistent with the provisions for corrective amendment to such plans issued by the IRS (including most recently, IRS Notice 2010-6), is appropriate; and

WHEREAS, the right of Antigenics to amend the Plan has been reserved in Section 4.1 of the Plan, which right can be exercised by the Board; and

WHEREAS, the Board has approved this amendment to the Plan;

NOW, THEREFORE, the Plan is amended as follows:

1.	Section 3.1, regarding commencement of payment, is amended by the addition of the following sentence at the end thereof:

“Notwithstanding the foregoing, for purposes of this Section 3.1, “termination of service as a director” shall mean the participant’s “separation from service” as that phrase is used for purposes of Section 409A of the Internal Revenue Code (the “Code”) and as set forth in Treasury Regulations promulgated pursuant to Code Section 409A.”

2.	Section 3.8, regarding distributions on account of hardship, is amended by the addition of the following sentence at the end thereof:

“Notwithstanding the foregoing, this Section 3.8 shall be interpreted consistent with Treasury Regulations promulgated pursuant to Code Section 409A, so that a distribution shall only be permitted under this Section 3.8 if the facts and circumstances that would otherwise permit a distribution under this Section 3.8 also qualify as an “unforeseeable emergency” as that term is defined in Treasury Regulation Section 1.409A-3(i)(3), and the distribution shall only be made to the extent permitted under Treasury Regulation Section 1.409A-3(i)(3).

3.	Section 4.1, regarding amendment of the plan, is amended by the addition of the following sentence at the end thereof:

“Notwithstanding the foregoing, no amendment to the plan shall be made that has the effect of modifying the time at or the manner in which any payment would otherwise be made under the terms of the plan, except to the extent that such modification of the time or manner of payment is expressly permitted under Treasury Regulations promulgated under Code Section 409A.”

4.	Section 4.2, regarding termination of the plan, is amended and restated in its entirety, to read:

“4.2 Termination. Antigenics may terminate the plan at any time. Upon termination of the plan, no further deferrals shall be permitted, and distribution of amounts previously deferred shall be made under the terms of the plan as in effect without regard to the termination; provided, however, that Antigenics may accelerate payment of benefits upon the termination of the plan consistent with the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix) (regarding plan terminations and liquidations).

5.	In all other respects, the plan remains in full force and effect.

ANTIGENICS INC.

By:	/s/ Garo H. Armen